ARKANSAS PUBLIC SERVICE COMMISSION

IN THE MATTER OF THE APPLICATION	)
OF OKLAHOMA GAS AND ELECTRIC	)	DOCKET NO. 16-052-U
COMPANY FOR APPROVAL OF A	)	ORDER NO. 8
GENERAL CHANGE IN RATES, CHARGES	)
AND TARIFFS	)

ORDER

This order approves the Settlement Agreement proposed by the parties to the Docket on April 20, 2017. Under the Settlement Agreement, Oklahoma Gas and Electric Company (OG&E) will be permitted to increase its rates to recover a revenue deficiency of $7.1 million, compared to $16.5 million requested in its Application. The return on equity is set at 9.5%, compared to OG&E's requested 10.25%. Several new optional rate schedules are authorized for residential and general service rate classes with a "best bill" provision. A formula rate plan is also approved for OG&E. For the average residential customer using 1000 kWh per month, the monthly bill will increase by $5.89 per month as opposed to $15.28 per month as proposed by OG&E.

History

On August 25, 2016, pursuant to Ark. Code Ann. §§ 23-4-401, et seq. and Arkansas Public Service Commission (Commission) Rules of Practice and Procedure Sections 3 and 8, OG&E filed its Application for Approval of a General Change in Rates, Charges, and Tariffs (Application) reflecting a $16.5 million revenue deficiency and a non-fuel revenue requirement of $108.8 million. See OG&E's Minimum Filing Requirements (MFR) Schedule A-1. OG&E further sought an overall rate of return of 6.01% and a return on equity (ROE) of 10.25%. OG&E provided notice that it elects to implement a Formula Rate Plan (FRP), proposed to change its cost allocation to use the Average and Excess Four Coincident Peak (A&E 4CP) cost allocation methodology for production costs, and proposed to revise its rate design, all pursuant to Act 725 of 2015, Ark. Code Ann. §§ 23-4-410, 23-4-422, and 23-4-1201 et seq. (Act 725). OG&E stated that its base rate increase is driven primarily by significant capital expenditures for plant and facilities in order to maintain a safe and reliable system and to comply with environmental and regulatory requirements, as well as increased operations and maintenance expenses. According to OG&E, the impact of the requested base rate increase would be a net increase of $15.28 or 18% for a typical residential customer using 1,000 kWh per month. In support of its Application, OG&E filed the Direct Testimony and Exhibits of its witnesses as follows: Donald Rowlett, David Smith, Robert Hevert, Malini Gandhi, Gwin Cash, Jason Thenmadathil, Scott Forbes, Jarod Cassada, Bryan Scott, William Wai, and John Spanos.

On September 16, 2016, Order No. 2 suspended the proposed rates and tariffs filed by OG&E; set a procedural schedule including a public evidentiary hearing for May 2, 2017, and a public comment hearing for May 9, 2017, in Fort Smith, Arkansas; and directed OG&E to publish notice of the filing of its Application.

In addition to OG&E, the official parties to this Docket are: Wal-Mart Stores Arkansas, LLC and Sam's West, Inc. (collectively Walmart), Arkansas River Valley Energy Consumers (ARVEC), Sierra Club (Sierra), the Office of Arkansas Attorney General Leslie Rutledge (AG), and the General Staff (Staff) of the Commission.

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Order No. 8

On January 31, 2017, Staff and the Intervenors filed Direct Testimonies and Exhibits of their witnesses. Walmart's witness was Steve Chriss. Walmart supported OG&E's used of A&E 4CP, opposed combining the PL-TOU-D and PL-TOU-E rate schedules, and opposed the Large Capital Additions Rider (LCA Rider).

ARVEC's witnesses were Larry Blank and Mark Garrett. ARVEC supported OG&E's used of A&E 4CP, opposed the LCA Rider, and opposed combining the PLTOU-D and PL-TOU-E rate schedules. ARVEC recommended adjustments to incentive compensation, supplemental employee retirement plans, payroll expense, ad valorem tax expense, vegetation management costs, corporate cost allocations, and storm damage costs. ARVEC also proposed that wind power production assets be allocated based on demand instead of energy.

Walmart and ARVEC also jointly filed the testimony of David Garrett who recommended an ROE of 9.0%, a debt to equity ratio of 52%/48%, and revised depreciation rates which would reduce Arkansas jurisdictional depreciation expense by $4.5 million.

The AG's witnesses were David E. Dismukes and William B. Marcus. The AG recommended a capital structure of 49% equity and 51% debt, with a rate of return on equity of 9.3%, or 9.05% if the FRP is adopted. The AG recommended revisions to incentive compensation amounts, advertising expenses, storm damage, and several other expense items, and recommended the inclusion of the Domestic Production Activities Deduction (DPAD) in the revenue conversion factor. The AG opposed the Storm Damage Recovery (SDR) Rider and the LCA Rider and recommended several revisions to OG&E's proposed FRP. The AG proposed that the Commission maintain current customer charges, reject demand rates for residential and General Service (GS) customers, and reject elimination of the volumetric block structure. For cost allocation of production costs, the AG recommended that the Commission adopt the same approach as recent rate cases and not make specific findings on the relationship between the proposed demand allocator and economic development for purposes of Act 725.

Staff witnesses were Joy Brooks, Clark Cotten, Troy Eggleton, Elana Foley, Jeff Hilton, Matthew Klucher, Judy Lindholm, William Matthews, Regis Powell, Claude Robertson, Robert Swaim, Bill Taylor, Holly Tubbs, and Gerrilynn Wolfe. Staff recommended an Arkansas retail revenue requirement of $102,051,586 and a deficiency of $16,565,238 excluding rider revenues, or $9,834,957 including rider revenues.1 Staff supported an overall rate of return of 5.31%, a return on equity of 9.5%, and a capital structure of 52% debt and 48% equity. Staff recommended adjustment to OG&E's levels of incentive compensation and several other expenses and recommended the inclusion of the DPAD in the revenue conversion factor. Staff agrees with OG&E's use of the A&E 4CP but with mitigated results. Staff opposed the continuing use of the SDR Rider and also recommended revisions to OG&E's proposed Rider FRP including a fixed debt-to equity ratio. Staff recommended rejection of the LCA Rider. Staff proposed that the customer charge be increased by no more than the class average increase, that demand charges for residential and GS customers be offered as optional with a "best bill" provision and that tier changes in variable peak pricing include a "best bill" provision.

Sierra did not file Direct Testimony.

1 The latter is the amount comparable to OG&E's figures.

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Order No. 8

On February 28, 2017, OG&E filed the Rebuttal Testimonies and Exhibits of its witnesses Scott, Smith, Rowlett, Cash, Thenmadathil, Spanos, Forbes, Gandhi, Hevert, and Patricia Ruden. OG&E disagreed with proposals to revise OG&E's capital structure to use a hypothetical structure, and continued to support an ROE of 10.25%. OG&E also disagreed with the AG' s and Staff's proposals for customer charges and did not oppose Staff's proposal to make proposed residential and GS demand rates optional and to offer a "best bill" provision on those tariffs as well as tier changes in variable peak pricing. OG&E opposed changes to its levels of incentive compensation. OG&E agreed with most of Staff's revisions to the FRP.

On March 30, 2017, Staff and the Intervenors filed Surrebuttal Testimonies and Exhibits of their witnesses.

ARVEC witnesses Mark Garrett and Dr. Blank supported use of a demand allocator for production wind assets and opposed mitigation of the cost of service results. ARVEC opposed merging of the PL-TOU-D and PL-TOU-E rate schedules. David Garrett on behalf of Walmart and ARVEC updated his Discounted Cash Flow Model to arrive at an average ROE estimate of 7.2% and also urged the Commission to consider depreciation rates adopted for OG&E in Oklahoma.

Surrebuttal Testimony was filed by AG witnesses Dismukes and Marcus. The AG supported use of a demand allocator for production wind assets. The AG adopted Staff's recommendation of a hypothetical capital structure of 52% debt/48% equity and continued to oppose increased customer charges, residential and GS demand charges, and changes in the variable peak pricing (VPP) tiers.

Staff witnesses Brook, Cotten, Eggleton, Foley, Hilton, Klucher, Lindholm, Matthews, Powell, Swaim, Taylor, and Wolfe filed Surrebuttal Testimony. Staff's Surrebuttal Arkansas retail revenue requirement was $103,832,384, with a deficiency of $18,170,088 excluding rider revenues, or $8,429,045 including rider revenues.2 While Staff updated its recommended rate of return to 5.36%, Staff continued to recommend an ROE of 9.5%, a hypothetical capital structure of 52% debt/48% equity, use of the A&E 4CP cost allocation methodology as mitigated, and a rate design that increased the residential customer charge by no more than the class percentage increase. Staff noted that the issue of whether to fix the debt to equity ratio in the FRP remains contested. Staff continued to support OG&E's use of an energy allocator for production wind assets.

Sierra did not file Surrebuttal Testimony.

On April 6, 2017, OG&E filed the Sur-Surrebuttal Testimonies and Exhibits of its witnesses Wai, Thenmadathil, Spanos, Rowlett, Forbes, and Hevert. OG&E proposed an updated rate schedule revenue requirement of $109,808,593 with a retail revenue deficiency of $15,186,785. OG&E continued to support its proposed ROE of 10.25% and capital structure of 47% debt/53% equity. OG&E pointed out an error in Staff's advertising expense adjustment and offered support for the revision to its VPP tiers opposed by the AG.

On October 14 and 17, 2016, OG&E submitted proof of notice of publication pursuant to Order No. 2.

Prior to the May 2, 2017, evidentiary hearing, the parties engaged in negotiations in an effort to achieve resolution of the litigated issues. Those negotiations led to the filing of a Settlement Agreement (Agreement) on April 20, 2017 (discussed infra). The unanimous3 Agreement settled all litigated issues based

2 The latter is the amount comparable to OG&E's figures.
3 The Agreement was supported by OG&E, Walmart, ARVEC, the AG, and Staff; Sierra took no position on the Agreement.

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Order No. 8

on Staff's Surrebuttal case with certain specific modifications. The Agreement was supported by Settlement Testimony of OG&E witness Rowlett; Walmart witness Chriss; ARVEC witness Blank; AG witness Shawn McMurray; and Staff witnesses Klucher, Hilton, and Powell. Pursuant to the request of the parties, the Commission in Order No. 7 excused from the hearing all witnesses except the settlement witnesses.

Proposed Settlement Compliance Tariffs were filed by OG&E on May 8, 2017. Compliance Testimony was filed by Staff witness Swaim on May 8, 2017.

On May 2, 2017, the Commission held a public evidentiary hearing at its offices in Little Rock, Arkansas, to consider the Agreement.4 On May 9, 2017, a public comment hearing was held in Fort Smith, Arkansas. No persons made public comments at the May 2 or May 9 hearing. In addition, 96 public comments5 have been received online to date which oppose the proposed rate increase, mention the need to use clean energy, or ask the Commission to not allow Arkansans to pay for the Oklahoma Sooner coal plant.

Settlement Agreement

As discussed above, the parties filed an Agreement on April 20, 2017, which settled all litigated issues based on Staff's Surrebuttal case with certain modifications. The terms of the Agreement are summarized as follows:

REVENUE REQUIREMENT:

A.	OG&E's Arkansas jurisdictional base rate revenue requirement is $102,193,196 with a resulting revenue deficiency of $7,116,038.

B.	The revenue deficiency and revenue requirement were developed based on Staff's Surrebuttal revenue requirement and related recommendations adjusted only as listed below:

1.	OG&E's Advertising adjustment IS-13 is changed from a decrease of $3,296,900 to a decrease of $957,693. This results in an increase to the revenue requirement of $162,772;

2.	The Revenue Conversion Factor (RCF) is increased by 0.0247. This change is the result of removing the DPAD from the RCF, thereby increasing the revenue requirement by $274,009;

3.	The Wind Jurisdictional Allocator is changed from an Energy Allocator of 10.29% to a Demand Allocator of 8.49%, resulting in a decrease to the revenue requirement of $2,102,493;

4.	The Company's adjustment IS-32 reflects a reduction in Storm Damage expense from $636,625 to $420,401, which decreases the revenue requirement by $429,693; and

5.
Capital Structure is revised from a debt to equity ratio of 52/48 to a debt to equity ratio of 50/50, including Staff's Surrebuttal recommendation of 2.9% of short-term debt. This increases the revenue requirement by $782,400. The return on common equity is 9.50%, unchanged from Staff's position.

C.	Depreciation rates per Staff witness Wolfe Surrebuttal Exhibit GW-1 as derived from the parameters in Surrebuttal Exhibit GW-2.

4 Sierra did not appear at or participate in the May 2 hearing.
5 Including one submission by AARP Arkansas with approximately 1,480 signatures on February 17, 2017, which urged the Commission to reject the "settlement." A settlement in this Docket was not filed until April 20, 2017.

Docket No. 16-052-U
Order No. 8

COST ALLOCATION AND RATE DESIGN

A.
Use Staff's Cost of Service Study (COSS) as presented in Surrebuttal Exhibit MSK-1 of Staff witness Klucher for overall revenue distribution, updated to reflect the change to the wind jurisdictional allocator.

B.
Use OG&E's filed jurisdictional allocation factors derived using OG&E's billing determinants for calculating the jurisdictional cost allocations and use Staff's billing determinants for Arkansas rate class allocation and rate design per Staff witness Swaim's Surrebuttal. OG&E's proposal for "rebanding" the VPP prices is adopted and Staff's billing determinants for VPP will be adjusted accordingly, as proposed by OG&E witness Wai in Direct and Sur-surrebuttal. OG&E will restart the one-year "best bill" provision for all current VPP subscribers upon any changes to the Tier definitions consistent with the recommendation of Staff witness Swaim.

C.
Use the revenue mitigation plan per Staff witness Klucher in his Surrebuttal Testimony. No class shall receive a reduction in rates. Any reduction a class would have received will be applied so as to mitigate the impact to those classes receiving a rate increase.

D.	File Compliance tariffs as soon as practical.

E.	Set the customer charge for the Residential class at $9.75 per month; and the customer charge for the General Service class at $25.00 per month.

F.	Use Staff's recommendations for rate design.

G.	Adopt OG&E's proposal to merge PL-TOU-D and PL-TOU-E into a single PL-TOU tariff. Rate design for each class will not change during the annual FRP review.

H.
Adopt a demand and non-demand version of the Residential standard tariff and the General Service standard tariff, in accordance with the Rebuttal of OG&E witness Scott. The demand tariffs will be available as a voluntary option for Residential customers and General Service customers, respectively. In addition, OG&E will offer an initial one-year "best bill" provision for all Residential and General Service demand tariff subscribers.

OTHER ISSUES

A.	Make new rates effective for bills rendered on the first billing cycle after a Commission order approving the Agreement but not later than for bills rendered on June 1, 2017.

B.	Adopt the Formula Rate Plan Rider, which will reflect the fixed capital structure of 50% debt and 50% equity. The 50% debt portion will be made up of 47.1% long-term debt and 2.9% of short-term debt.

C.	Withdraw the Large Capital Additions Rider in this docket.

D.	Withdraw the Storm Damage Rider in this docket.

The Agreement was supported by Settlement Testimony of OG&E witness Rowlett; Walmart witness Chriss; ARVEC witness Blank; AG witness Shawn McMurray; and Staff witnesses Klucher, Hilton, and Powell.

For OG&E, witness Rowlett testifies that fundamentally, OG&E's rate design, detailed in the direct, rebuttal and sur-surrebuttal testimonies of Scott and Wai and agreed to by Staff witnesses Klucher and Swaim, has been adopted by the Settling Parties. He states that in addition, the Settling Parties have agreed that OG&E may offer optional Residential and General Service tariffs incorporating a demand charge. T. 621.

Mr. Rowlett observes that for the average customer, after consideration of all riders, the total bill impact by class is 9.1 % for Residential, 8.4% for General Service, and 1 % for Power & Light and Power

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Order No. 8

& Light Time of Use. He says this results in the average Residential customer increase of approximately $5.89 for a customer utilizing 1,000 kWh per month and an increase of approximately $9.65 for the average Commercial customer utilizing 1,800 kWh per month. T. 621-22.

Mr. Rowlett testifies that the optional Residential tariff with a demand charge (R-kW) is $1.00 per kW per month and that a typical Residential customer has a maximum monthly demand of 8.4 kW. He notes that the inclusion of a demand charge eliminates the need for block energy pricing in the Residential tariff. He verifies that customers who subscribe to the R-kW tariff will receive "best bill" protection for their initial year of service under the R-kW tariff, and the same applies to the General Service, which now includes a GS-kW optional rate. T. 622.

During the hearing Mr. Rowlett opined that changes to the bands or tiers in the VPP for residential and GS would be adjusted similar to the energy cost recovery (ECR) factors. T. 1229.

ARVEC witness Blank supports use of the demand allocator for jurisdictional allocation of the wind asset costs. He notes the Power & Light customers will not see a net bill increase but current revenues for these customers are over 6% higher than the settlement COSS results, which are used to mitigate the residential class' rate increase. He states the bill impacts to P&L TOU customers are minimal and the rate design to combine the PL-TOU-D and PL-TOU-E are acceptable. T. 1288-89.

Walmart witness Chriss testifies that the Agreement should be approved as a reasonable resolution of the issues as it is the result of arms-length negotiations and addresses Walmart's issues. T. 1895.

AG witness McMurray testifies that the Agreement addresses the AG's major concerns on revenue requirement in the following ways:

1.
It reduces the overall rate increase to OG&E customers to approximately $7.1 million - $9.4 million less than originally requested (less than half of the initial request), and $1.3 million less than recommended by Staff in Surrebuttal Testimony;

2.
It lowers the authorized ROE to 9.5%, far less than OG&E's initially requested 10.25%. While this is higher than the ROE recommended by the Attorney General and ARVEC, it is within the range of reasonableness of more than one expert's testimony;

3.
It reduces the percentage of equity in the accepted capital structure to 50% from the requested 53%. While this is more equity than recommended by all other parties, it falls within the range of reasonableness established in testimony; and

4.	The lower revenue deficiency also reflects several concessions on issues raised by the Attorney General and/ or ARVEC, including:

a.	It reflects a disallowance of a portion of incentive compensation based on financial goals in keeping with Commission precedent;

b.	It reflects disallowance of certain advertising and dues and donations costs that were either not necessary for utility service or did not benefit Arkansas ratepayers;

c.
It changes the jurisdictional allocation of wind generation so as not to allow OG&E to recover more than 100% of its wind costs because of differing jurisdictional allocation methods between Arkansas and Oklahoma; and

d.	It reduces the amount charged to ratepayers for OG&E's amortization of the cost of storm damage restoration. T. 2425-26.

He states that the allocation of the increase to the various classes contained in the Agreement represents substantial mitigation from both OG&E's and Staff's COSS, and all major rate classes see rate increases that

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Order No. 8

are lower than in Staff's Surrebuttal case. When one compares the respective class increases reflected in OG&E's initial application, the Staff's Surrebuttal cost of service study, and the Staff's recommended mitigation in its Surrebuttal, Mr. McMurray observes that the respective class allocations are well within the range of reasonable outcomes from litigation. He also notes that, when one considers the proposed reductions or elimination of some riders, the overall increase in residential bills will be 9.1%, compared to the 18.8% increase initially requested by OG&E and the 10.6% increase in Staff's Surrebuttal case, while GS bills will increase 8.4%, compared to the 15.9% increase initially requested by the Company and the 8.9% increase in Staff's Surrebuttal case. T. 2426-27.

Mr. McMurray points out that the Agreement specifically addresses the AG's other major concerns in the following ways:

1.	It declines to endorse the originally proposed FRP, but makes changes in methodology and procedures, including accepting a fixed capital structure;

2.	It does not include either of the two new riders that were opposed by the AG, LCA Rider and SDR Rider;

3.
Instead of the requested $11.80 residential customer's monthly service charge (and Staff's recommended $10.23 in surrebuttal), the Agreement limits the customer charge to $9.75; and instead of the requested $28.00 GS customer's monthly service charge (and Staff's recommended $26.36 in surrebuttal), the Agreement limits that customer charge to $25.00;

4.
The Agreement does not include a mandatory residential and GS demand charge, but instead includes only a voluntary demand charge, with a "best bill" provision, and keeps in place the current block structure for those two classes. T. 2427-28.

On behalf of Staff, Mr. Hilton testifies that the Arkansas Jurisdictional Retail Rate Schedule Revenue Requirement is $102,193,196, which is $5,968,293 less than the $108,161,489 requested by OG&E in its Revised Application, and $1,313,005 less than the $103,506,201 recommended by Staff in its Surrebuttal Testimony. He explains that the Revenue Deficiency resulting from the Agreement is $16,857,081, which excludes the revenue from the expiring riders being included in base rates of $9,741,043, and that including the expiring rider revenue results in a Revenue Deficiency of $7,116,038. T. 2668.

Mr. Hilton points out that the adjustment to Advertising Expense in Section 2 of the Agreement corrects an error of a duplicative reduction. He represents that the DPAD (Manufacturing Tax Deduction) is eliminated as OG&E is not eligible for the DPAD because it will continue to have a net operating loss carry-forward for tax purposes through 2019. He observes that the parties agreed to use a Demand Allocator (instead of energy) to allocate wind-related production plant and expense to the Arkansas jurisdiction. He notes that for the purpose of settlement, the parties agreed to revise the Debt to Equity Ratio to 50/50 and to use a three-year average of 2014-2016 storm costs (instead of 2012-2016). He concludes by indicating that the FRP is modified to include the terms of the Agreement. T. 2669-72.

Staff witness Klucher presents a summary of the Settlement COSS in his Table 1. He testifies that the Agreement allocates wind production assets between jurisdictions using the production demand allocation factor (consistent with the recommendation of ARVEC and the AG, and as used in Oklahoma), and the Arkansas jurisdictional amount is allocated to the classes based on the production energy allocation factor. He states that the mitigation of the revenue distribution to the classes follows the recommendation and principles set forth in his Surrebuttal. He summarizes the revenue distribution by customer group resulting from the Agreement in his Table 2. T. 2732-35.

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Order No. 8

Mr. Klucher testifies that the agreed-upon revenue requirement provides a reasonable approach towards aligning prices with the full COSS results while reflecting the gradualism principle. He notes that OG&E has not had a change in rates since its last rate case in Docket No. 10-067-U, approximately 6 years ago. Based on the time since OG&E's last increase, he calculates that the recommended overall increase of 4.2% equals a compound annual growth rate (CAGR) of 0.7% per year, with the agreed upon increase for the Residential class of 9.1% equaling a CAGR of 1.5% per year. He adds that the largest increase for any class based on the agreed upon approach is the Residential VPP class at 16.5%, or a CAGR of 2.6% per year. T. 2736.

Mr. Klucher explains that the agreed-upon Residential customer charge is $9.75, an increase of $1.81 (22.8%), and the General Service customer charge is $25.00, an increase of $3.25 (14.9%), both consistent with the recommendation made by Staff witness Swaim that the customer charge increase should be no more than the proposed class system average increase. He confirms that the Agreement adopts OG&E's proposal to merge the PL-TOU Demand and Energy tariffs into a single PL-TOU tariff and that OG&E will offer demand and non-demand rates for Residential and General Service customers which will be a voluntary option and include a one-year "best bill" provision. T. 2737-38.

At the hearing, Mr. Klucher confirmed that the optional tariffs for time of use, VPP, and demand will all have a "best bill" provision for the initial enrollment period of one year. The comparison for the "best bill" provision will be the tariff the customer is coming from. For new customers, he states that the comparison would be to the R-1 tariff. T. 3282-83. At the end of the year, the customer will receive a credit if the customer would have been better off on the otherwise applicable tariff but it is the customer's choice to stay or move to a different tariff. He explains that for the VPP tariff, the comparison will be between the new tiers and tariff the customer came from, but not the old VPP tiers, as a customer cannot go back to the old tiers. T. 3284-85. Mr. Klucher affirms that the procedure for changing the VPP tiers will be similar to the ECR procedure; he explains that the tariff is attempting to put a certain number of days in the different tiers, which will be spelled out in the tariff. T. 3286-87.

Also on behalf of Staff, Mr. Powell testifies that the Agreement accepts his recommended ROE of 9.50% for use in calculating the overall rate of return (ROR) and uses a hypothetical capital structure in determination of the ROR with a debt-to-equity (DTE) ratio of 50/50, which modified Staff's recommendation of 52/48. In evaluating his sample companies, he observes that the agreed-to DTE ratio falls within a reasonable band of central tendency for his sample companies' capital structures and thus he supports the 50/50 DTE ratio as reasonable. Therefore, he concludes that it is reasonable to use his recommended ROE of 9.50% in combination with a hypothetical capital structure with a 50/50 DTE ratio. T. 2974-75.

Mr. Powell notes that the adjusted external capital structure combined with the revised revenue conversion factor (RCF) from Staff's Settlement cost of service as supported by Staff witness Matthew S. Klucher produces an ROR of 5.42% after-tax and 7.68% pre-tax. He concludes that, consistent with Staff's position, the Agreement fixes the external capital structure in future FRP Rider filings to the DTE ratio, including the short-term debt percentage. T. 2975-76.

Concerning the Compliance Tariffs filed by OG&E, Staff witness Swaim explains the "best bill" provision for the voluntary Residential Service Demand, Residential Service Time-of-Use, Residential Service Variable Peak Pricing (R-VPP), General Service Time-of-Use Rate, General Service Variable Peak Pricing (GS-VPP), General Service Demand, and Flex Pricing rates found in Compliance Tariff Sheets No. 4.1, 7.2, 8.3, 11.1, 13.3, 14.1, and 46.5. He verifies that the Compliance Tariffs filed by OG&E on May 8, 2017, properly incorporate the requirements of the Agreement and that the Compliance Tariffs replace all of

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the pages of the current tariffs. He recommends approval effective for bills rendered on and after the first billing cycle following Commission approval of revised rates in this Docket. Swaim Compliance Testimony at 3-5.

Findings and Conclusions

After considering all of the pre-filed testimony and exhibits and the testimony of the witnesses who appeared at the hearing on May 2, 2017, along with the public comments made in the Docket, the Commission approves the Agreement.

The Commission finds that the evidence presented supports the proposed revenue requirement as this falls within the range supported by the testimonies filed in this Docket.

The Commission finds that the ROE of 9.5% stipulated in the Agreement is within the range of reasonable ROEs proposed by several parties but lower than the rate requested by OG&E. The settlement ROE of 9.5% considers the varying analyses presented by the parties. Likewise, the agreed-to capital structure of a 50% debt to 50% equity ratio is reasonable and falls within the range for sample companies and as suggested by the parties. It is reasonable to use the settlement ROE in combination with the settlement debt-to-equity ratio.

The Commission finds that the depreciation rates adopted by the Agreement are reasonable.

The Commission accepts the use of a demand allocator (instead of energy, and consistent with its use in Oklahoma) to allocate wind-related production plant and expense to the Arkansas jurisdiction. The Commission accepts the class revenue requirement allocation embodied in the Agreement; makes no finding regarding cost allocation methodologies; and makes no finding regarding the applicability and meaning of Act 725 as it pertains to cost allocation for production demand costs for electric utilities. The evidence confirms that the resulting allocation is consistent with previous Commission decisions that no individual customer class should receive a rate decrease when there is an overall rate increase. The resulting allocation additionally mitigates the impact on Municipal Pumping, Athletic Field Lighting, and Residential customers by applying any revenue surplus attributable to classes that have no change in current revenues. The overall 7.5% increase in rate schedule revenues (including expiring rider revenues) and a system average increase of 4.2% (9.1% for residential) provides a reasonable approach towards aligning prices with the full cost of service study results while reflecting the gradualism approach. Accordingly, the Commission finds that the Agreement results in a class revenue requirement allocation that is just, reasonable, and in the public interest.

The average increase in base rates for all classes is reasonable considering the offsetting effect of the riders. The overall increase of 4.2%, which equates to a compound annual growth rate of 0.7% per year since OG&E's last rate case, is reasonable. In its Application, OG&E requested a rate increase which would have resulted in a net increase of $15.28 to a typical monthly residential bill for a customer using 1,000 kWh; the Agreement as proposed instead results in an increase of $5.89. Increases to customer charges for the residential and GS rate classes are consistent with Staff's recommendation that the customer charge increase should be no more that the proposed class system average increase and represent a more gradual change to minimize customer impact. For the residential class, the agreed-to customer charge of $9.75 is an increase of $1.81, but less than the $11.80 requested by OG&E. Likewise, for the GS class, the agreed-to customer charge of $25.00 is an increase of $3.25, but less than the $28.00 requested by OG&E.

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Order No. 8

The Agreement's proposal for OG&E to offer optional demand rates for residential and GS customers, along with a "best bill" provision, increases options for those customers with minimal risk and is therefore in the public interest. Likewise, the "best bill" provision available upon changes to the tier definitions in the VPP rates also increases options for those customers while minimizing risk and is therefore in the public interest.

Therefore, the rate design is reasonable as it balances cost-based rates with customer impact.

The Commission finds that Rider FRP as proposed in the Agreement is reasonable. Rider FRP was revised to address concerns of the parties and its design and protocols appear to provide a reasonable framework to implement and administer OG&E's FRP under Act 725. Use of the fixed debt-to-equity ratio within Rider FRP is reasonable and consistent with other FRPs adopted by the Commission.

Accordingly, based upon the totality of the evidence presented in this Docket, the Commission finds that the Agreement is just and reasonable and in the public interest. As such, the Commission directs and orders as follows:

1.	The Agreement is approved.

2.	The compliance tariffs filed on May 8, 2017, are approved effective for bills rendered on and after the first billing cycle after this order.

Docket No. 16-052-U
Order No. 8

BY ORDER OF THE COMMISSION
This 18th day of May, 2017.
/s/ Ted. J. Thomas
Ted J. Thomas, Chairman
/s/ Elana C. Wills
Elana C. Wills, Commissioner
/s/ Kimberly A. O'Guinn
Kimberly A. O'Guinn, Commissioner
/s/ Karen Shook
Secretary of the Commission